UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                            TOWER SEMICONDUCTOR LTD.
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                                (Name of Issuer)

                 ORDINARY SHARES, NIS 1.00 PAR VALUE PER SHARE
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                         (Title of Class of Securities)

                                    M87915100
                                 --------------
                                 (CUSIP Number)

                                  MAY 31, 2008
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. M87915100                                              Page 2 of 8
-------------------                                          -------------------

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1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Prisma Investment House Ltd.
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
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                   5    SOLE VOTING POWER
                        -
 NUMBER OF         -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            6,596,526 Ordinary Shares (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
 REPORTING              -
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        6,596,526 Ordinary Shares (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     - (*)
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)
     [X]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     -
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
--------------------------------------------------------------------------------

(*) The securities reported herein are beneficially owned by provident funds managed by Prisma Provident Funds Ltd. and Prisma New Provident Funds Ltd. (the "SUBSIDIARIES"), each of which is a wholly-owned subsidiary of Prisma Investment House Ltd. The Subsidiaries hold the investment power and the voting power over such securities. Any economic interest or beneficial ownership in any of the securities covered by this report is held for the benefit of the members of the provident funds.

-------------------                                          -------------------
CUSIP No. M87915100                                               Page 3 of 8
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Prisma Provident Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
 NUMBER OF         -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            3,878,405 Ordinary Shares
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
 REPORTING              -
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        3,878,405 Ordinary Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,878,405  Ordinary Shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     3.09%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. M87915100                                              Page 4 of 8
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Prisma New Provident Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
 NUMBER OF         -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            2,718,121  Ordinary Shares
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
 REPORTING              -
   PERSON          -------------------------------------------------------------
    WITH           8    SHARED DISPOSITIVE POWER
                        2,718,121  Ordinary Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,718,121  Ordinary Shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     2.17%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     CO
--------------------------------------------------------------------------------

Item 1(a) NAME OF ISSUER:

          Tower Semiconductor Ltd.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPLE EXECUTIVE OFFICES:

          P.O.Box 619, Ramat Gavriel Industrial Park, Migdal Haemek 23105,Israel

Item 2(a) NAME OF PERSON FILING:

          1.   Prisma Investment House Ltd.

          2.   Prisma Provident Funds Ltd.

          3.   Prisma New Provident Funds Ltd.

          The securities reported herein are beneficially owned by provident funds managed by Prisma Provident Funds Ltd. and Prisma New Provident Funds Ltd. (the "SUBSIDIARIES"), each of which is a wholly-owned subsidiary of Prisma Investment House Ltd.

Item 2(b) ADDRESS OF PRINCIPLE BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          Prisma Investment House Ltd. - 12 Abba Hillel Silver Road, Ramat Gan 52506, Israel

          Prisma Provident Funds Ltd. - 12 Abba Hillel Silver Road, Ramat Gan 52506, Israel

          Prisma New Provident Funds Ltd. - 12 Abba Hillel Silver Road, Ramat Gan 52506, Israel

Item 2(c) CITIZENSHIP:

          Prisma Investment House Ltd. - Israel

          Prisma Provident Funds Ltd. - Israel

          Prisma New Provident Funds Ltd. - Israel

Item 2(d) TITLE OF CLASS OF SECURITIES:

          Ordinary Shares, NIS 1.00 par value per share

Item 2(e) CUSIP Number: M87915100

Item 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B):

Item 4 OWNERSHIP:

(a)  AMOUNT BENEFICIALLY OWNED:

     See row 9 of cover page of each reporting person. The Subsidiaries hold the investment power and the voting power over the securities owned by the provident funds. Any economic interest or beneficial ownership in any of the securities covered by this report is held for the benefit of the members of the provident funds.

(b)  PERCENT OF CLASS:

     See row 11 of cover page of each reporting person

(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

     (i) SOLE POWER TO VOTE

          See row 5 of cover page of each reporting person

     (ii) SHARED POWER TO VOTE

          See row 6 of cover page of each reporting person and note in Item 4(a) above

     (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

          See row 7 of cover page of each reporting person

     (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

          See row 8 of cover page of each reporting person and note in Item 4(a) above

Item 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     If this statement is being filed to report the fact that as of the date hereof the reporting persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following N.A.

Item 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     The provident funds managed by the Subsidiaries have the right to receive dividends and proceeds from the sale of the securities reported on this statement for the benefit of the members of such funds.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     N.A.

Item 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     N.A.

Item 9 NOTICE OF DISSOLUTION OF THE GROUP:

     N.A.

Item 10 CERTIFICATION:

     N.A.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

June 12, 2008

                                                PRISMA INVESTMENT HOUSE LTD.

                                                /s/ Yuval Gavish
                                                ----------------
                                                By: Yuval Gavish
                                                Title: CEO


                                                PRISMA PROVIDENT FUNDS LTD.

                                                /s/ Shimon Cohen
                                                ----------------
                                                By: Shimon Cohen
                                                Title: CEO


                                                PRISMA NEW PROVIDENT FUNDS LTD.

                                                /s/ Shimon Cohen
                                                ----------------
                                                By: Shimon Cohen
                                                Title: CEO

                                  EXHIBIT INDEX


EXHIBIT NO.         DESCRIPTION

Exhibit 1           Agreement of Joint Filing